Exhibit 3.2

THIRD AMENDED AND RESTATED

BY-LAWS

OF

MSC INDUSTRIAL DIRECT CO., INC.

(as of October 4, 2023)

1.	MEETINGS OF SHAREHOLDERS.

1.1.	Annual Meeting. The annual meeting of shareholders of MSC Industrial Direct Co., Inc. (the “Corporation”) shall be held on a date determined by the board of directors of the Corporation (the “Board”) or as soon thereafter as practicable, and shall be held at a place and time determined by the Board. The Board may postpone, reschedule, recess or cancel any previously scheduled annual meeting of shareholders.

1.2.	Special Meetings. Special meetings of the shareholders of the Corporation may be called at any time only (a) by resolution of the Board, (b) by the Chief Executive Officer, or (c) by the holders of at least 50% of the outstanding voting stock entitled to vote delivering a request to the secretary of the Corporation (the “Secretary”), which request shall state the purpose(s) of the meeting to be called. The Secretary shall provide notice to the shareholders of the purpose(s) of the special meeting prior to the meeting and only business related to the purpose(s) set forth in the notice of the meeting (or any supplement thereto) may be transacted at such special meeting. The Board may postpone, reschedule, recess or cancel any previously scheduled special meeting of shareholders.

1.3.	Place of Meetings. Meetings of the shareholders may be held in or outside New York State, and may be conducted solely or partially by means of electronic communication.

1.4.	Notice of Meeting; Waiver of Notice. Written notice of each meeting of shareholders shall be given to each shareholder entitled to vote at the meeting, except that (a) it shall not be necessary to give notice to any shareholder who submits a signed waiver of notice before or after the meeting, and (b) no notice of an adjourned meeting need be given except when required by law. Each notice of a meeting shall be given, personally, by mail or by electronic transmission, not less than 10 nor more than 60 days before the date of the meeting and shall state the place, date and time of the meeting and the means of electronic communication, if any, by which shareholders and proxyholders may participate in the proceedings of the meeting and vote or grant proxies at such meeting and, unless it is the annual meeting, shall state at whose direction the meeting is called and the purpose(s) for which it is called. If mailed, notice is given when deposited in the mail, with postage thereon prepaid, directed to the shareholder at such shareholder’s address as it appears on the Corporation’s records. If given by electronic transmission, such notice is given when directed to the shareholder’s electronic mail address. The attendance of any shareholder at a meeting, without protesting before the end of the meeting the lack of notice of the meeting, shall constitute a waiver of notice of such meeting.

1.5.	Quorum. The presence in person or by proxy of the holders of a majority of the shares then entitled to vote shall constitute a quorum for the transaction of any business. In the absence of a quorum, a majority in voting interest of those present or, in the absence of all the shareholders, any officer entitled to preside at or to act as secretary of the meeting, may adjourn the meeting until a quorum is present. At any adjourned meeting at which a quorum is present, any action may be taken which might have been taken at the meeting as originally called.

1.6.	Voting; Proxies. Corporate action to be taken by shareholder vote, other than the election of directors, shall be authorized by a majority of the votes cast at a meeting of shareholders (which shall include votes “for” and “against,” but exclude “abstentions” and “broker non-votes”), except as otherwise provided by law or by Section 1.7 of these by-laws (these “By-Laws”) and subject to Article FOURTH B. (II) of the Restated Certificate of Incorporation of the Corporation of the Corporation, as further amended or restated (the “Certificate of Incorporation”). Directors shall be elected in the manner provided in Section 2.1 of these By-Laws. Voting need not be by ballot unless requested by a shareholder at the meeting or ordered by the chair of the meeting. Every proxy must be signed by the shareholder or the shareholder’s attorney-in-fact. No proxy shall be valid after 11 months from its date unless it provides otherwise.

1.7.	Action by Shareholders Without a Meeting. Any shareholder action may be taken without a meeting if written consent to the action is signed by all the shareholders entitled to vote on the action.

1.8.	Director Nominations and Business Proposals at Meetings of Shareholders.

(a)	Annual Meeting of Shareholders.

(i)	No nominations of persons for election to the Board or proposals of business other than nominations may be transacted at an annual meeting of shareholders, unless such nominations or other business are either (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board (or any duly authorized committee thereof), (B) otherwise properly brought before the annual meeting by or at the direction of the Board (or any duly authorized committee thereof), or (C) otherwise properly brought before the annual meeting by any shareholder of the Corporation (1) who is a shareholder of record on the date of the giving of the notice provided for in this Section 1.8, on the record date for the determination of shareholders entitled to notice of, and to vote at, such annual meeting and at the time of such annual meeting, (2) who is entitled to vote at such annual meeting, and (3) who complies with the notice procedures set forth in this Section 1.8.

(ii)	In addition to any other applicable requirements, for nominations or other business to be properly brought before an annual meeting by a shareholder of record pursuant to clause (C) of paragraph (a)(i) of this Section 1.8, the shareholder of record bringing the notice (the “Noticing Shareholder”) must have delivered (as defined below) timely notice thereof in proper written form to the Secretary at the principal executive offices of the Corporation, and any such proposed business other than nominations of persons for election to the Board must constitute a proper matter for shareholder action. To be timely, the Noticing Shareholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the Close of Business (as defined below) on the 90th day nor earlier than the Close of Business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is more than 30 days before or more than 70 days after the anniversary date of the immediately preceding annual meeting of shareholders, notice by the Noticing Shareholder in order to be timely must be so delivered not earlier than the Close of Business on the 120th day prior to the annual meeting and not later than the Close of Business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement (as defined below) of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment, recess, rescheduling or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a Noticing Shareholder’s notice. Notwithstanding anything in this paragraph (a)(ii) to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement by the Corporation naming all of the nominees for director proposed by the Board or specifying the size of the increased Board at least 10 days prior to the last day a Noticing Shareholder may deliver a notice of nominations in accordance with the second sentence of this paragraph (a)(ii), a Noticing Shareholder’s notice required by this Section 1.8(a) shall also be considered timely, but only with respect to proposed nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the Close of Business on the 10th day following the day on which a public announcement of such increase is first made by the Corporation.

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(iii)	To be in proper written form, the Noticing Shareholder’s notice must also set forth:

(A)	as to each person whom the Noticing Shareholder proposes to nominate for election or re-election as a director (1) the name, age, business address and residence address of the person, (2) a complete biography and statement of such person’s qualifications, including the principal occupation or employment of the person (at present and for the past five years), (3) the Specified Information (as defined below) for the person and any immediate family member (as defined below) of the person, or any affiliate or associate (each, as defined below) of the person, or any person acting in concert therewith, (4) a complete and accurate description of all direct and indirect compensation and other monetary or non-monetary agreements, arrangements and understandings (whether written or oral) existing presently, that existed during the past three years or that were offered during the past three years (whether accepted or declined), and any other material relationships, between or among the Holders or any Shareholder Associated Person (each, as defined below), on the one hand, and the person, and any immediate family member of the person, and the person’s respective affiliates and associates, or others acting in concert therewith, or any other person or persons, on the other hand (including the names of such persons), and all biographical, related party transaction and other information that would be required to be disclosed pursuant to the federal and state securities laws, including Rule 404 promulgated under Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”) (or any successor provision), if any Holder or any Shareholder Associated Person was the “registrant” for purposes of such rule and such person was a director or executive officer of such registrant, (5) any other information relating to the person that would be required to be disclosed in a proxy statement or any other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election or that is otherwise required pursuant to and in accordance with Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including such person’s written consent to being named in proxy statements as a proposed nominee of the Noticing Shareholder and to serving as a director if elected), and (6) a completed and signed questionnaire, representation and agreement and any and all other information required by paragraph (a)(v) of this Section 1.8;

(B)	as to any other business that the Noticing Shareholder proposes to bring before the meeting (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Certificate of Incorporation, and/or these By-Laws, the text of the proposed amendment(s)), and (3) a description of all agreements, arrangements and understandings (whether written or oral) between each Holder and any Shareholder Associated Person and any other person or persons (including such persons’ names) in connection with the proposal of such business by the Noticing Shareholder and any material interest of each such Holder or any Shareholder Associated Person in such business.

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(C)	as to the Noticing Shareholder and any beneficial owner on whose behalf the nomination is being made or the other business is being proposed (collectively with the Noticing Shareholder, the “Holders” and, each, a “Holder”): (1) the name and address of each Holder, as the name and address appear on the Corporation’s books, and the name and address of any Shareholder Associated Person, (2) (aa) the class or series and number of shares of capital stock or other securities of the Corporation which are, directly or indirectly, held of record or owned beneficially by each Holder or any Shareholder Associated Person (provided that, for the purposes of this Section 1.8, any such person shall in all events be deemed to beneficially own any class or series of shares of capital stock or other securities of the Corporation as to which such person has a right to acquire beneficial ownership at any time in the future (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both)), (bb) any short position, profits interest, option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of capital stock or other securities of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of capital stock or other securities of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of capital stock or other securities of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of capital stock or other securities of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of capital stock or other securities of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of capital stock or other securities of the Corporation through the delivery of cash or other property, or otherwise, and without regard to whether the Holder or any Shareholder Associated Person may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the price or value of any class or series of shares of capital stock or other securities of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned or held, including beneficially, by each Holder or any Shareholder Associated Person, (cc) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which each Holder or any Shareholder Associated Person has any right to vote or has granted a right to vote any class or series of shares of capital stock or other securities of the Corporation, (dd) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving any Holder or any Shareholder Associated Person, on the one hand, and any person acting in concert therewith, on the other hand, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of shares of capital stock or other securities of the Corporation by, manage the risk of price changes for, or increase or decrease the voting power of, such Holder or any Shareholder Associated Person with respect to any class or series of shares of capital stock or other securities of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of shares of capital stock or other securities of the Corporation (any of the foregoing, a “Short Interest”), and any Short Interest held by each Holder or any Shareholder Associated Person within the last 12 months in any class or series of shares of capital stock or other securities of the Corporation, (ee) any rights to dividends or payments in lieu of dividends on shares of capital stock of the Corporation owned beneficially by each Holder or any Shareholder Associated Person that are separated or separable from the underlying shares of capital stock or other securities of the Corporation, (ff) any proportionate interest in any class or series of shares of capital stock or other securities of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or other entity in which any Holder or any Shareholder Associated Person is a general partner or directly or indirectly beneficially owns an interest in a general partner of a general or limited partnership, or is the manager or managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or other entity, (gg) any performance-related fees (other than an asset-based fee) that each Holder or any Shareholder Associated Person is or may be entitled to based on any increase or decrease in the price or value of any class or series of shares of capital stock or other securities of the Corporation or Derivative Instruments, if any, including, without limitation, any such interests held by immediate family members sharing the same household of such Holder or any Shareholder Associated Person, (hh) any direct or indirect legal, economic or financial interest (including a Short Interest) of each Holder or any Shareholder Associated Person in the outcome of (I) any vote to be taken at any annual or special meeting of shareholders of the Corporation, or (II) any meeting of shareholders of any other entity with respect to any matter that is related, directly or indirectly, to any nomination or business proposed by any Holder under these By-Laws, (ii) any direct or indirect legal, economic or financial interest or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by each Holder or any Shareholder Associated Person, (jj) any direct or indirect interest of each Holder or any Shareholder Associated Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (kk) any material pending or threatened action, suit or proceeding (whether civil, criminal, investigative, administrative or otherwise) in which any Holder or any Shareholder Associated Person is, or is reasonably expected to be made, a party or material participant involving the Corporation or any of its officers, directors or employees, or any affiliate of the Corporation, or any officer, director or employee of such affiliate (subclause (a)(iii)(C)(2) of this Section 1.8 shall be referred to as the “Specified Information”), (3) a representation by the Noticing Shareholder that such shareholder is a holder of record of shares of capital stock of the Corporation entitled to vote at such meeting, will continue to be a shareholder of record of the Corporation entitled to vote at such meeting through the date of such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or other business, (4) any other information relating to each Holder and any Shareholder Associated Person that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the election of directors in a contested election and/or the proposal pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (5) a representation by the Noticing Shareholder as to whether any Holder and/or any Shareholder Associated Person intends or is part of a group which intends: (aa) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the proposed nominee or to approve or adopt the other business being proposed, and/or (bb) otherwise to solicit proxies from shareholders in support of such nomination or other business, (6) a certification by the Noticing Shareholder that each Holder and any Shareholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares of capital stock or other securities of the Corporation and/or such person’s acts or omissions as a shareholder of the Corporation, (7) the statement required by Rule 14a-19(b)(3) of the Exchange Act (or any successor provision), (8) the names and addresses of other shareholders (including beneficial owners) known by any Holder, proposed nominee or Shareholder Associated Person to support such nominations and/or proposals, and, to the extent known, the class or series and number of shares of capital stock or other securities of the Corporation which are, directly or indirectly, held of record or owned beneficially by each such other shareholder or beneficial owner, and (9) a representation by the Noticing Shareholder as to the accuracy of the information set forth in the notice.

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(iv)	The Corporation may also, as a condition to any such nomination or business being deemed properly brought before a meeting of shareholders, require any Holder or any proposed nominee to deliver to the Secretary, within five Business Days (as defined below) of any such request, such other information as may reasonably be requested by the Corporation, including (A) such other information as may reasonably be required by the Board, in its sole discretion, to determine (1) the eligibility of any such proposed nominee to serve as a director of the Corporation, and (2) whether any such proposed nominee qualifies as an “independent director” or “audit committee financial expert,” or otherwise meets heightened standards of independence, under applicable law, securities exchange rule or regulation or any publicly disclosed corporate governance guideline or committee charter of the Corporation, and (B) such other information that the Board determines, in its sole discretion, could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of any such proposed nominee.

(v)	In addition to the other requirements of this Section 1.8, each person who a Noticing Shareholder proposes to nominate for election or re-election as a director of the Corporation must deliver in writing (in accordance with the time periods prescribed for delivery of notice under this Section 1.8) to the Secretary at the principal executive offices of the Corporation (A) a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request of any shareholder of record identified by name within five Business Days of such written request), and (B) a written representation and agreement (in the form provided by the Secretary upon written request of any shareholder of record identified by name within five Business Days of such written request) that such person (1) is not and will not become a party to (aa) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (solely for purposes of this Section 1.8, a “Voting Commitment”) that has not been disclosed to the Corporation, or (bb) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (2) is not and will not become a party to any agreement, arrangement or understanding (whether written or oral) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, (3) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable rules of the exchanges upon which the securities of the Corporation are listed and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, and (4) in such person’s individual capacity and on behalf of any Holder on whose behalf the nomination is being made, intends to serve a full term if elected as a director of the Corporation.

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(b)	Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting: (i) by or at the direction of the Board, (ii) (A) by a shareholder of record who validly requested a special meeting of shareholders pursuant to Section 1.2 of these By-Laws, or, (B) provided that the Board has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who, in the event of (A) or (B), (1) is a shareholder of record on the date of the giving of the notice provided for in this Section 1.8, on the record date for the determination of shareholders entitled to notice of, and to vote at, such special meeting and at the time of such special meeting, (2) is entitled to vote at such special meeting, and (3) complies with the notice procedures set forth in this Section 1.8. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board, any Noticing Shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the Noticing Shareholder’s notice as required by Section 1.8(a) (including the completed and signed questionnaire, representation and agreement and any and all other information required by paragraph (a)(v) of this Section 1.8) shall be delivered to the Secretary at the principal executive offices of the Corporation in proper written form not earlier than the Close of Business on the 120th day prior to the special meeting and not later than the Close of Business on the later of the 90th day prior to the special meeting or the 10th day following the day on which public announcement of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment, recess, rescheduling or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Noticing Shareholder’s notice as described above.

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(c)	General.

(i)	Only such persons who are nominated in accordance with the procedures set forth in subsections (a) and (b) of this Section 1.8 (in the case of an annual or special meeting) shall be eligible for election to serve as directors and only such other business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.8. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the Chair of the Board shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these By-Laws (including whether the Noticing Shareholder or other Holder, if any, on whose behalf the nomination is being made or other business is being proposed solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such Noticing Shareholder’s nominee or other business in compliance with such shareholder’s representation as required by clauses (C)(5) and (C)(7) of paragraph (a)(iii) of this Section 1.8). If any proposed nomination or other business was not made or proposed in compliance with these By-Laws, the chair of the meeting of shareholders shall have the power and duty to declare to the meeting that any such nomination or other business was not properly brought before the meeting and in accordance with the provisions of these By-Laws, and that such nomination or other business not properly brought before the meeting shall be disregarded and/or shall not be transacted.

(ii)	Nothing in these By-Laws shall be deemed to affect any rights (A) of the holders of any class or series of stock having a preference over the common stock of the Corporation as to dividends or upon liquidation to elect directors under specified circumstances, or (B) of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or any other applicable federal or state securities law with respect to that shareholder’s request to include proposals in the Corporation’s proxy statement.

(iii)	In addition, to be considered timely, a Noticing Shareholder’s notice shall be further updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is 10 Business Days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five Business Days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight Business Days prior to the date of the meeting or any adjournment, recess, rescheduling or postponement thereof in the case of the update and supplement required to be made as of 10 Business Days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof. In addition, if the Noticing Shareholder has delivered to the Corporation a notice relating to the nomination of directors, the Noticing Shareholder shall deliver to the Corporation not later than eight Business Days prior to the date of the meeting or any adjournment, recess, rescheduling or postponement thereof reasonable evidence that it has complied with the requirements of Rule 14a-19 of the Exchange Act (or any successor provision). For the avoidance of doubt, the obligation to update and supplement set forth in this paragraph or any other Section of these By-Laws shall not (x) limit the Corporation’s rights with respect to any deficiencies in any notice provided by a shareholder, (y) extend any applicable deadlines hereunder or (z) enable or be deemed to permit a shareholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of shareholders.

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(iv)	Notwithstanding anything to the contrary in these By-Laws, if the Noticing Shareholder (or a qualified representative of the Noticing Shareholder) does not appear at the annual or special meeting of shareholders, as applicable, to present a nomination or other business, such nomination shall be disregarded and such other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.8, to be considered a “qualified representative” of the Noticing Shareholder, a person must be authorized by a document authorizing another person or persons to act for such shareholder as proxy at the meeting of shareholders and such person must produce the document or a reliable reproduction of such document at the meeting of shareholders. A shareholder may authorize another person or persons to act for such shareholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such transmission must either set forth or be submitted with information from which it can be determined that the transmission was authorized by the shareholder. If it is determined that such transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which such inspectors or such persons relied.

(v)	For purposes of these By-Laws,

(A)	“affiliate” shall have the meaning attributed to such term in Rule 12b-2 under the Exchange Act;

(B)	“associate” shall have the meaning attributed to such term in Rule 12b-2 under the Exchange Act;

(C)	“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York or Melville, New York are authorized or obligated by law or executive order to close;

(D)	“Close of Business” on a particular day means 5:00 p.m. local time at the principal executive offices of the Corporation, and, if an applicable deadline falls on the Close of Business on a day that is not a Business Day, then the applicable deadline shall be deemed to be the Close of Business on the immediately preceding Business Day;

(E)	“delivered” means, solely for purposes of this Article 1, both (1) hand delivery, overnight courier service or sent and received by certified or registered mail, return receipt requested, in each case, to the Secretary at the principal executive offices of the Corporation, and (2) electronic mail to the Secretary;

(F)	“immediate family member” means a person’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and anyone (other than a tenant or employee) sharing the household of such person;

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(G)	“public announcement” means disclosure (1) in a press release released by the Corporation, provided such press release is released by the Corporation following its customary procedures, as reported by the Dow Jones News Service, Associated Press or a comparable national news service, or is generally available on internet news sites, or (2) in a document publicly filed by the Corporation with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act; and

(H)	“Shareholder Associated Person” of any Holder means (1) any person acting in concert with such Holder, (2) any person controlling, controlled by or under common control with such Holder or any of the Holder’s respective affiliates and associates (each, as defined in Rule 12b-2 under the Exchange Act), or any person acting in concert therewith, and (3) any immediate family member of such Holder or an affiliate or associate of such Holder.

1.9.	Conduct of Meetings. The Board may, to the extent not prohibited by law, adopt such rules and regulations for the conduct of meetings of shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chair of any meeting of shareholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chair of the meeting, may, to the extent not prohibited by law, include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting for shareholders of record of the Corporation, a shareholder of record’s duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) limitations on the time allotted to questions or comments by participants; and (f) restrictions on the use of cell phones, audio or video recording devices and similar devices at the meeting. The chair of the meeting’s rulings on procedural matters shall be final. Unless and to the extent determined by the Board or the chair of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure. The chair of the meeting shall have the power, right and authority to convene, recess or adjourn any meeting of shareholders.

2.	BOARD OF DIRECTORS.

2.1.	Number, Qualification, Election and Term of Directors. The business of the Corporation shall be managed by the Board, which shall consist of at least three directors. The number of directors may be changed by resolution of a majority of the entire Board, but no decrease may shorten the term of any incumbent director. Nominees for director shall be elected at each annual meeting of shareholders in the manner provided in the Certificate of Incorporation and the directors shall hold office until the next annual meeting of shareholders and until the election of their respective successors. For purposes of determining the applicable voting standard in an election of directors, “Contested Election” shall mean any meeting of shareholders for the election of one or more directors to the Board at which a quorum is present and for which (a) the Secretary receives notice that one or more shareholders has proposed to nominate one or more persons for election or re-election to the Board, which notice purports to be in compliance with the advance notice requirements for shareholder nominations set forth in Section 1.8 of Article 1 of these By-Laws, irrespective of whether the Board at any time determines that any such notice is not in compliance with such requirements, and (b) each such nomination has not been formally and irrevocably withdrawn by the applicable shareholder on or prior to the date that is 10 days in advance of the date that the Corporation gives notice of the meeting to the shareholders.

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2.2.	Quorum and Manner of Acting. A majority of the entire Board shall constitute a quorum for the transaction of business at any meeting, except as provided in Section 2.8 of these By-Laws. Action of the Board shall be authorized by the vote of a majority of the directors present at the time of the vote if there is a quorum, unless otherwise provided by law or these By-Laws. In the absence of a quorum, a majority of the directors present may adjourn any meeting from time to time until a quorum is present.

2.3.	Place of Meetings. Meetings of the Board may be held in or outside New York State, and may be conducted solely or partially by means of electronic communication.

2.4.	Annual and Regular Meetings. Annual meetings of the Board, for the election of officers and the consideration of other matters, shall be held either (a) without notice immediately after the annual meeting of shareholders and at the same place, or (b) as soon as practicable after the annual meeting of shareholders, on notice as provided in Section 2.6 of these By-Laws. Regular meetings of the Board may be held without notice at such places, dates and times as the Board determines. If the day fixed for a regular meeting is a legal holiday, the meeting shall be held the next business day.

2.5.	Special Meetings. Special meetings of the Board may be called by the Chair of the Board, a majority of the Board or the Chief Executive Officer of the Corporation.

2.6.	Notice of Meetings; Waiver of Notice. Notice of the place, date and time of each special meeting of the Board, and of each annual meeting not held immediately after the annual meeting of shareholders and at the same place, shall be given to each director by mailing it to such director’s residence or usual place of business at least two days before the date of the meeting or by telephone or electronic transmission at least 24 hours before the meeting. Notice of a special meeting shall also state the purpose(s) for which the meeting is called. Notice need not be given to any director who submits a signed waiver of notice before or after the meeting or who attends the meeting without protesting the lack of notice to such person, either before the meeting or when it begins. Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken.

2.7.	Resignation and Removal of Directors; Conditional Resignation. Any director may resign at any time. Any or all of the directors may be removed at any time, either with or without cause, by a majority of the votes cast by the holders of shares entitled to vote thereon, and any of the directors may be removed for cause by the Board. The Board has established procedures set forth in the Board Corporate Governance Guidelines pursuant to which a director standing for election or re-election in an uncontested election must tender a resignation conditioned on such director’s failure to receive the requisite vote.

2.8.	Vacancies. Any vacancy in the Board, including one created by an increase in the number of directors, may be filled for the unexpired term only by a majority vote of the Board, even if the number of directors then in office is less than a quorum.

2.9.	Compensation. Directors shall receive such compensation as the Board determines, together with reimbursement of their reasonable expenses in connection with the performance of their duties. A director may also be paid for serving the Corporation or its affiliates or subsidiaries in other capacities, subject to limitations applicable to independent directors pursuant to securities laws and/or regulations of any stock exchange on which the Corporation’s securities are listed.

2.10.	Board or Committee Action Without a Meeting. Any action required or permitted to be taken by the Board or by any committee of the Board may be taken without a meeting if all of the members of the Board or of the committee, as the case may be, consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents by the members of the Board or of the committee of the Board shall be filed with the minutes of the proceedings of the Board or of the committee. The written consent of a member of the Board or of any committee of the Board may be made electronically.

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2.11.	Participation in Board or Committee Meetings by Electronic Communication. Unless otherwise provided in the Certificate of Incorporation or these By-Laws, any or all members of the Board or of any committee of the Board may participate in a meeting of the Board or of the committee by means of electronic communication by means of which all persons participating in the meeting can hear each other at the same time. Participation by such means shall constitute presence in person at the meeting. The Board, in its sole discretion, may determine that a meeting shall be conducted solely or partially by means of electronic communication.

2.12.	Chair of the Board. From its members, the Board will annually elect a Chair of the Board to preside over meetings of the Board and of the shareholders. The Chair of the Board may or may not simultaneously serve as an officer of the Corporation. If the Chair of the Board does not simultaneously serve as an officer of the Corporation, the Chair of the Board will be designated the Non-Executive Chair of the Board.

3.	COMMITTEES.

3.1.	Executive Committee. The Board, by resolution adopted by a majority of the entire Board, may designate an Executive Committee of three or more directors of the Corporation which shall have all the authority of the Board, except as otherwise provided in the resolution or by law, and which shall serve at the pleasure of the Board. All actions of the Executive Committee shall be reported to the Board at its next meeting. The Executive Committee shall adopt rules of procedure and shall meet as provided by those rules or by resolutions of the Board.

3.2.	Other Committees. The Board, by resolution adopted by a majority of the entire Board, may designate one or more other committees of directors of the Corporation to serve at the Board’s pleasure, with such powers and duties as the Board determines. Any committee, to the extent permitted by law and to the extent provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall keep regular minutes and report to the Board when required.

4.	OFFICERS.

4.1.	General. The executive officers of the Corporation shall be chosen by the Board and shall include a chief executive officer, a president, one or more vice presidents (including, one or more executive vice presidents and one or more senior vice presidents, if the Board so determines, in which event the Board shall determine whether a vice president reporting to an executive or senior vice president is also an executive officer of the Corporation), a chief financial officer, a secretary, a chief digital information officer, and such other officers as the Board shall determine. Any two or more offices may be held by the same person, except the offices of president and secretary may not be simultaneously held. The executive officers of the Corporation shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The Board may require any officer to give security for the faithful performance of such officer’s duties.

4.2.	Election; Term of Office. The executive officers of the Corporation shall be elected annually by the Board, and each such officer shall hold office until the next annual meeting of the Board and until the election and qualification of such officer’s successor or until such officer’s earlier death, resignation or removal.

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4.3.	Subordinate Officers. The Board may appoint subordinate officers (including assistant secretaries and assistant treasurers, and in certain cases, vice presidents), agents or employees, each of whom shall hold office for such period and have such powers and duties as the Board determines. The Board may delegate to any executive officer or to any committee the power to appoint and define the powers and duties of any subordinate officers, agents or employees.

4.4.	Resignation and Removal of Officers. Any officer may resign at any time. Any officer elected or appointed by the Board or appointed by an executive officer or by a committee may be removed at any time by the Board either with or without cause.

4.5.	Vacancies. Any vacancy occurring in any office of the Corporation may be filled for the unexpired term by the Board.

4.6.	Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer, president and chief operating officer of the Corporation. Subject to the control and oversight of the Board, the Chief Executive Officer shall have general charge and supervision over the business affairs, operations and overall strategic direction of the Corporation and shall have such other powers and duties as the Board assigns to the Chief Executive Officer from time to time.

4.7.	Vice President. Each vice president shall have such powers and duties as the Board and/or the Chief Executive Officer assigns to each vice president from time to time.

4.8.	Chief Financial Officer. The Chief Financial Officer shall be in charge of the Corporation’s books and accounts. Subject to the control of the Board, the Chief Financial Officer shall have such other powers and duties as the Board and/or the Chief Executive Officer assigns to the Chief Financial Officer from time to time.

4.9.	Secretary. The Secretary shall be the secretary of, and keep the minutes of, all meetings of the Board and of the shareholders, shall be responsible for giving notice of all meetings of the Board and of the shareholders, and shall keep the seal and, when authorized by the Board, apply it to any instrument requiring it. Subject to the control of the Board, the Secretary shall have such other powers and duties as the Board and/or the Chief Executive Officer assigns to the Secretary from time to time. In the absence of the Secretary from any meeting, the minutes shall be kept by the person appointed for that purpose by the presiding officer.

4.10.	Chief Digital Information Officer. The Chief Digital Information Officer shall be responsible for the Corporation’s computer systems and supporting information technology infrastructure, including, without limitation, hardware and software systems relating to the Corporation’s purchasing, sales, distribution, finance and management information reporting functions. Subject to the control of the Board, the Chief Digital Information Officer shall have such other powers and duties as the Board and/or the Chief Executive Officer assigns to the Chief Digital Information Officer from time to time.

4.11.	Salaries. The Board or an appropriate committee thereof may fix the officers’ salaries, if any, or it may authorize the Chief Executive Officer to fix the salary of any other officer, subject in any case to applicable requirements of the SEC and the New York Stock Exchange or such other exchange on which the Corporation’s securities may be listed.

5.	SHARES.

5.1.	Certificates. The Corporation’s shares may be certificated or uncertificated, as provided under the Business Corporation Law of the State of New York (the “Business Corporation Law”). Each shareholder, upon written request to the transfer agent or registrar of the Corporation, shall be entitled to a certificate of the capital stock of the Corporation in the form approved by the Board. Each certificate shall be signed by the president or a vice president and by the Secretary or an assistant secretary, or the treasurer or an assistant treasurer, and shall be sealed with the Corporation’s seal or a facsimile of the seal. Where such certificate is countersigned (a) by a transfer agent other than the Corporation or its employee, or (b) by a registrar other than the Corporation or its employee, the signatures of the officers of the Corporation may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if such person was such officer at the date of issue.

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5.2.	Transfers. Shares shall be transferable only on the Corporation’s books, upon surrender of the certificate for the shares if such shares are certificated, properly endorsed. The Board may require satisfactory surety before issuing a new certificate to replace a certificate claimed to have been lost or destroyed.

5.3.	Determination of Shareholders of Record. The Board may fix, in advance, a date as the record date for the determination of shareholders entitled to notice of or to vote at any meeting of the shareholders, or to express consent to or dissent from any proposal without a meeting, or to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action. The record date may not be more than 60 nor less than 10 days before the date of the meeting, nor more than 60 days before any other action.

6.	MISCELLANEOUS.

6.1.	Seal. The Board shall adopt a corporate seal, which shall be in the form of a circle and shall bear the Corporation’s name and the year and state in which it was incorporated.

6.2.	Fiscal Year. The Board may determine the Corporation’s fiscal year. Until changed by the Board, the Corporation’s fiscal year shall end on the Saturday nearest August 31 of each year.

6.3.	Voting of Shares in Other Corporations. Shares in other corporations which are held by the Corporation may be represented and voted by the president or a vice president of the Corporation or by proxy or proxies appointed by such president or such vice president. The Board may, however, appoint some other person to vote the shares.

6.4.	Amendments. By-laws may be amended, repealed or adopted by the shareholders or by a majority of the entire Board, but any by-law adopted by the Board may be amended or repealed by the shareholders. If a by-law regulating elections of directors is adopted, amended or repealed by the Board, the notice of the next meeting of shareholders shall set forth the by-law so amended, repealed or adopted, together with a concise statement of the changes made.

7.	INDEMNIFICATION.

7.1.	Indemnification of Directors and Officers. Any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the Corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which any person served in any capacity at the request of the Corporation, by reason of the fact that such person, or such person’s testator or intestate, is or was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity, shall be indemnified by the Corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) actually and necessarily incurred by such person as a result of such action or proceeding, or any appeal therein, to the full extent permissible under Sections 722, 723 and 725 of the Business Corporation Law.

Any person made, or threatened to be made, a party to an action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person, or such person’s testator or intestate, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Corporation against amounts paid in settlement and reasonable expenses (including attorneys’ fees) actually and necessarily incurred by such person in connection with the defense or settlement of such action, or in connection with any appeal therein, to the full extent permissible under Sections 722, 723 and 725 of the Business Corporation Law.

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7.2.	Contract of Indemnification. The provisions of Section 7.1 of these By-Laws shall be deemed a contract between the Corporation and each director and officer who serves in such capacity at any time while Section 7.1 of these By-Laws and the relevant provisions of the Business Corporation Law and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

7.3.	Nonexclusivity of Statutory Provisions for Indemnification of Directors and Officers. The indemnification and advancement of expenses granted pursuant to, or provided by, this Article 7 and the relevant provisions of the Business Corporation Law and other applicable law, if any, shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled by a resolution of shareholders, a resolution of directors, or an agreement providing for such indemnification; provided, however, that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that such director’s or officer’s acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such director or officer personally gained in fact a financial profit or other advantage to which such person was not legally entitled.

7.4.	Indemnification of Other Persons. The Board, in its discretion, shall have power on behalf of the Corporation to indemnify any person, other than a director or officer, made a party to any action or proceeding by reason of the fact that such person, or such person’s testator or intestate, is or was an employee of the Corporation.

8.	EXCLUSIVE FORUM.

8.1.	Unless the Corporation consents in writing to the selection of an alternative forum, the New York Supreme Court in the State of New York (or, if such court does not have subject matter jurisdiction thereof, the United States District Court for the Southern District of New York or, if such court also does not have subject matter jurisdiction thereof, such other federal district court or state courts located within the State of New York) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or shareholder of the Corporation to the Corporation or the Corporation’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the Business Corporation Law, the Certificate of Incorporation or these By-Laws (as either may be amended or restated) or as to which the Business Corporation Law confers jurisdiction on the state courts of the State of New York, or (d) any action asserting a claim governed by the internal affairs doctrine. This Section 8.1 shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim under federal securities laws (other than derivative actions brought to enforce any duty or liability created by the Exchange Act) for which the federal courts have exclusive federal or concurrent state and federal jurisdiction.

8.2.	Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

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